EXHIBIT 99

PRESS RELEASE
STEVEN J. DEMETRIOU JOINS BOARD OF OM GROUP
— New Independent Director Bolsters CEO-Level Experience on OMG’s Board —
CLEVELAND, Ohio – November 10, 2005 – OM Group, Inc. (NYSE: OMG) today announced that Steven J. Demetriou has joined the company’s board of directors, effective immediately. Demetriou (47) is chairman and chief executive officer of Aleris International Inc., a $2.5 billion major North American manufacturer of rolled aluminum products and a global leader in aluminum recycling and the production of specification alloys.
“Steve will be a tremendous asset to the company with our efforts to build a new business model for the company that relies less on metal pricing and more on value-added, technology-driven products and services,” said Joseph M. Scaminace, chairman and chief executive officer. “He is widely recognized as a business leader who excels in revitalizing business lines through asset management, strategic acquisitions, supply chain management and identifying new and innovative ways to go to market.”
The addition of Demetriou increases OMG’s board to six directors.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at www.omgi.com.
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For more information contact — Greg Griffith, Vice President, Corporate Affairs and Investor Relations, 216-263-7455.